Exhibit 99.1

Sonic Foundry Announces New Chairman of the Board

MADISON, Wis. — October 4, 2011 — Sonic Foundry, Inc.(NASDAQ: SOFO), the recognized market leader for rich media webcasting, lecture capture and knowledge management, today announced board member Mark Burish has been elected to the role of Chairman of the Board.

“I am extremely pleased that Mark will be taking on this new role, particularly at this time of opportunity for growth in the marketplace and for the Sonic Foundry organization,” said Gary Weis, Chief Executive Officer. “In the last 18 months, he has proven to be an active and valuable contributor for effective governance, and his business expertise will be a significant asset in advancing Sonic Foundry’s market leadership.”

Mark Burish has been a director of Sonic Foundry since March 2010 and is a founder and shareholder of the law firm of Hurley, Burish & Stanton, Madison, WI, which he helped start in 1983. He is the founder and CEO of Our House Senior Living, LLC, Milestone Senior Living, LLC and Milestone Management Services, LLC which he started in 1997. Mr. Burish received his BA degree in Communications from Marquette University in 1975 and his JD degree from the University of Wisconsin-Madison in 1978.

After seventeen years serving in executive management on the board and in the company, Rimas Buinevicius has expressed a desire to transition from Sonic Foundry to pursue other areas of interest. Consequently, Mr. Buinevicius has resigned his positions as Chief Strategy Officer, Executive Chairman and Director.

“Sonic Foundry’s board members and employees express their deep appreciation to Rimas for his dedication and stewardship over all these years,” said Mark Burish, Chairman of the Board. “His talent and leadership have helped position the company for continued growth, and with sincere thanks, we wish him the very best in his new endeavors.”

About Sonic Foundry®, Inc.

Sonic Foundry (NASDAQ: SOFO, www.sonicfoundry.com) is the global leader for rich media webcasting and knowledge management, providing enterprise communication solutions for education, business and government. Powered by Mediasite, the patented webcasting platform which automates the capture, management, delivery and search of lectures, online training and briefings, Sonic Foundry empowers people to transform the way they communicate. Through the Mediasite platform and its Event Services group, the company helps customers connect a dynamic, evolving world of shared knowledge and envisions a future where learners and workers around the globe use webcasting to bridge time and distance, accelerate research and improve performance. Product and service names mentioned herein are the trademarks of Sonic Foundry, Inc. or their respective owners.

Certain statements contained in this news release regarding matters that are not historical facts may be forward-looking statements. Because such forward-looking statements include risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, uncertainties pertaining to continued market acceptance for Sonic Foundry’s products, its ability to succeed in capturing significant revenues from media services and/or systems, the effect of new competitors in its market, integration of acquired business and other risk factors identified from time to time in its filings with the Securities and Exchange Commission.

Press Contact:

Tammy Kramer

608.237.8592

tammyk@sonicfoundry.com